CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of PowerFleet, Inc. on (1) Form S-8 relating to the I.D. Systems, Inc. 401(k) Plan and (2) Form S-8 relating to the PowerFleet, Inc. 2018 Incentive Plan, I.D. Systems, Inc. 2015 Equity Compensation Plan, I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan and I.D. Systems, Inc. 2007 Equity Compensation Plan, to be filed on or about October 3, 2019 of our report dated April 1, 2019, on our audits of the consolidated financial statements and financial statement schedule of I.D. Systems, Inc. as of December 31, 2017 and 2018 and for each of the years in the three-year period ended December 31, 2018, which report was included in the Annual Report of I.D. Systems, Inc. on Form 10-K filed on April 1, 2019.

/s/ EisnerAmper LLP

Iselin, New Jersey

October 3, 2019